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2.1.3   Amended And Restated Articles Of Incorporation, July 20, 1998

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                             OF HYPERBARIC SYSTEMS,
                            A CALIFORNIA CORPORATION

                The undersigned, Harry Masuda, hereby certifies that:

                ONE:    He is the duly elected and acting President and Chief
Financial Officer of this Corporation.

                TWO:    The Articles of Incorporation of this Corporation are
amended and restated to read in full as follows:

                                    ARTICLE I

                The name of the corporation is HyperBaric Systems,

                                   ARTICLE II

                The purpose of the Corporation is to engage in any lawful act or activity for which A corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code,

                                   ARTICLE III

                This corporation is authorized to issue one class of stock to be designated "Common Stock." The total number of shares of Common Stock which the corporation is authorized to issue is Ten Million (10,000,000). Upon the Filing of these Amended and Restated Articles of Incorporation each outstanding share of Common Stock shall be split into and reconstituted as four (4) shares of Common Stock.

                                   ARTICLE IV

                (A) The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                (B) This Corporation is authorized to indemnify agents of this Corporation, including without limitation, directors and officers, whether by bylaw, agreement or otherwise, to the fullest extent permissible under California Law and in excess of that expressly permitted by Section 317 of the California General Corporation Law.



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                THREE:  The foregoing amendment has been approved by the Board of Directors of this Corporation.

                FOUR:   The foregoing amendment was approved by the holders of
the requisite number of shares of this Corporation in accordance with Sections 902 and 903 of the California General Corporation Law; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 1,064,500 shares of Common Stock, The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

                IN WITNESS WHEREOF, the undersigned has executed this certificate on July 20, 1998.

                                        ----------------------------------------
                                        Harry Masuda President and
                                        Chief Financial Officer

                The undersigned certifies under penalty of perjury that he has read the foregoing Amended and Restated Articles of Incorporation and knows the contents thereof, and that the statements therein are true,

                Executed at Burlingame, California on July 20, 1998,

                                        ----------------------------------------
                                        Harry Masuda President and
                                        Chief Financial Officer